DCH ANNOUNCES RETIREMENT OF CHAIRMAN DAVID HABERMAN

(VALENCIA, CALIFORNIA - February 8, 2002) DCH Technology, Inc. announced the retirement of its co-founder and Chairman, David P. Haberman. The DCH Board of Directors named Robert S. Walker, who has served as a Company Director since January 1999, as Interim Chairman. DCH President and CEO John Donohue was named Vice Chairman. All changes are effective immediately.

The Board of Directors issued the following statement:

"Mr. Haberman provided the vision and leadership that took DCH from a private partnership to one of the first publicly listed corporations in the hydrogen energy sector. We are extremely grateful for David's service and sacrifices. DCH Technology is dedicated to continuing his vision of safe, clean energy from fuel cells."

Robert Walker is a Chairman of Wexler and Walker Public Policy Associates, the Washington D.C. firm he joined upon retiring as a U.S. Representative for the State of Pennsylvania. During his 20-year tenure in the House, Walker served as Chief Deputy Whip, Chairman of the Leadership, and Speaker Pro Tempore. In 1995, he was selected as Chairman of the Science Committee and Vice Chairman of the Budget Committee. In 1996 he became the first sitting House Member to be awarded NASA's highest honor, the Distinguished Service Medal. Walker has been active as a trustee and board member for several organizations, including the Aerospace Corporation, The United States Space Foundation, SpaceDev, and IMAX Corporation.

For additional information, please contact Investor Relations at 1-661-775-4380 or at invest@dcht.com. Web page: www.dcht.com.
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Safe Harbor: This press release includes statements that are considered
"forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect DCH Technology's current views about future events and performance. Investors should not rely on these statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from expectations. These factors include, but are not limited to, the cost of development and market acceptance of DCH's sensor-based systems and fuel cells as well as fuel cells in general, the availability of financing for DCH's operations, the ability of DCH to secure strategic investors, competition, the cost and availability of materials, governmental regulations, and other factors detailed in DCH Technology's filings with the Securities and Exchange Commission.

SOURCE: DCH Technology, Inc.


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